UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 10, 2012

MAGELLAN HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

55 NOD ROAD
AVON, CONNECTICUT	06001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)

The Board of Directors of the Company (the “Board”) has appointed Barry M. Smith, 59, a current member of the Board and the Management Compensation Committee thereof, as Chief Executive Officer of the Company, effective as of January 1, 2013.  In connection therewith, effective January 1, 2013 and pursuant to an amendment to his employment agreement dated December 10, 2012 (described below), René Lerer, M.D. will step down as Chairman and Chief Executive Officer of the Company, and will become the full-time Executive Chairman of the Board through calendar year 2013, and will serve as non-Executive Chair during calendar year 2014.

In connection with his appointment as Chief Executive Officer, on December 10, 2012 (effective January 1, 2013), Mr. Smith and the Company entered into an employment agreement described below. Mr. Smith will remain on the Board , but will no longer serve as a member of the Board’s Management Compensation Committee.

Mr. Smith is currently the lead director of CenseoHealth, a privately held Medicare risk adjustment developer, the Chairman of the Board of Optimal Radiology, a privately held provider of imaging services for hospitals and healthcare providers, and the lead director of Halcyon Health Services, a privately held hospice and home health care company.  Since 2011, Mr. Smith has served as an operating partner for Health Evolution Partners, a private fund which invests in rapidly growing companies across the health care industry.  He founded and served as Chairman, President and CEO of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as Chairman of VistaCare in 2003. From 1990 through 1995, Mr. Smith served as Chairman and CEO of Value Rx, Inc., then one of the country’s largest pharmacy benefit management companies, and, prior to that, served as Vice President of Operations for PCS Health Systems, also a pharmacy benefit management firm. Within the past five years Mr. Smith also served on the board of directors of Inpatient Consultants, Inc., the nation’s largest provider of hospital services delivering patient care in acute care hospitals. Mr. Smith was nominated for election to the Board in 2011 due to his healthcare experience and expertise and favorable previous service as a director of the Company from 2004 to 2008.

(e)

Employment Agreement with Mr. Smith

On December 10, 2012, the Company entered into an employment agreement with Mr. Smith, effective as of January 1, 2013, for a one year term unless terminated earlier, with automatic annual renewals unless sooner terminated by either party.  Mr. Smith’s annual base salary will be $900,000, and his annual target bonus opportunity under the Company’s Short-

Term Incentive Plan is 100% of his base salary, with the ability to earn up to 200% based on achieving specified performance goals.

On February 1, 2013, the Company will grant Mr. Smith restricted stock units (“RSUs”) with a value of $1,575,000 on the date of grant, and stock options with a value of $4,725,000 (based on a Black Sholes valuation on February 1, 2013), with an exercise price equal to the closing price per share on that date (“Equity Grant.”)  These equity awards will vest in annual installments over a four-year period according to a specified schedule beginning on January 1, 2014, and will be fully vested on January 1, 2017.  Mr. Smith will be eligible to participate in the Company’s benefit plans for senior level executives but will not be entitled to additional equity grants with respect to 2013.  If the Company terminates Mr. Smith’s employment without cause, or Mr. Smith terminates his employment for “good reason” as defined in the agreement, in either case before a change in control of the Company (as defined in the agreement), then, subject to the execution of a release: (i) the Company will pay him a lump sum equal to 2 times the sum of his base salary plus target bonus, plus a pro-rated bonus for the year of termination based on performance, (ii) the Company will reimburse him for a portion of premiums for continued health plan coverage for 18 months, and (iii) if the termination occurs prior to on or after March 1, 2014, the stock options issued in the Equity Grant will be immediately vested and the RSUs issued in the Equity Grant will become vested and settle when they otherwise would have if the Executive had remained employed for the term of the RSU.  If the termination occurs prior to March 1, 2014, these vesting and settlement provisions apply to a portion of the unvested awards in the Equity Grant that, taken together with awards that have already vested, represents 50% of the stock option and 50% of the RSU’s in the Equity Grant.

If Mr. Smith’s employment is terminated by the Company without cause or if he resigns for good reason in connection with, or within two years after, a change in control of the Company, then, subject to the execution of a release: (i)  the Company will pay him a lump sum payment of 3 times the sum of his salary plus target bonus, (ii) the Company will pay him a pro-rated bonus, and (iii) the company will reimburse him for a portion of premiums for continued health plan coverage for 18 months.  Under the equity award documents, the Equity Grant will vest on termination of employment by the Company without “cause” or by the Executive for “good reason” within 18 months after a change in control.   The Company does not provide an “gross-up” for the excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, and payment will be limited to the maximum amount payable without imposition of the 20% excise tax unless the total payments after all taxes, including the excise tax, would result in larger payment to Mr. Smith.  In the event of a resignation without good reason or termination for cause, no additional payments will be made.  In the event of termination on disability or death, the Company will pay Mr. Smith a pro-rata portion of his bonus.  Mr. Smith is subject to non-competition and non-solicitation provisions following termination other than on death or disability for the longer of one year or the period with respect to which severance payments are made.  If required to comply with tax laws, some payments may not be made for 6 months following termination of employment.

Amended Agreement with Dr. Lerer

The Company entered into an amended employment agreement with Dr. Lerer on December 10, 2012, for a term through December 31, 2014, which may be extended through December 31, 2015.  This agreement provides that Dr. Lerer will serve as Executive Chair for 2013 (subject to the Board’s ability to determine that he serve instead as non-executive Chairman or consultant to the CEO), at his current annual salary of $1,003,123 , and a target bonus of 100% of his base salary, with a minimum bonus of 150% of the target if certain specified performance requirements are met, which increases based on increased performance, but not to exceed 200% of target.  Dr. Lerer will also receive an equity award grant equal to his equity award grant with respect to 2012 and certain employee benefits.  In 2014, Dr. Lerer will serve as non-Executive Chair (subject to the Board’s ability to determine that he serve instead as consultant to the CEO) at an annual salary of $1 million.  If Dr. Lerer is serving as non-Executive Chairman at the time when non-employee directors receive stock grants, then one half of salary will be paid in cash and one half in the same manner as those stock grants.

The amended agreement provides that, in the event of a termination without cause, resignation for good reason (as defined in the agreement), termination on disability or death, the Company will continue to pay base salary through 2014, pay any bonus not yet paid, equity awards will continue to vest as if he had remained employed, and provide continued health benefits for Dr. Lerer and his spouse through age 65 and specified other benefits.  If Dr. Lerer resigns without good reason, no additional payments are due and his vested stock options will continue to be exercisable for six months.  No additional payments are due in the event of a termination for cause.

If change in control of the Company (as defined) occurs, equity awards to be provided under the amended agreement will be granted immediately prior to the change in control and, if the change in control transaction provides for the Company’s outstanding common stock to be converted to cash, the award will be paid in restricted stock units or cash.  All equity awards will be immediately exercisable on a change in control.  The Company does not provide an “gross-up” for the excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, and payment will be limited to the maximum amount payable without imposition of the 20% excise tax unless the total payments after all taxes, including the excise tax, would result in larger payment to Dr. Lerer.  If required to comply with tax laws, some payments may not be made for 6 months

Item 8.01  Other Matters

On December 11, 2012, the Company issued a press release with respect to its 2013 earnings guidance. Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release dated December 11, 2012.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Financial Statements of business acquired:              Not applicable.

(b)  Pro forma financial information:                  Not applicable.

(d)           Exhibits:

Exhibit Number	Description

10.1	Employment agreement, as amended and restated, dated December 10, 2012, between the Company and René Lerer.

10.2	Employment agreement dated December 10, 2012 between the Company and Barry M. Smith.

99.1	Registrant’s press release dated December 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH SERVICES, INC.

Date: December 12, 2012	By:	/s/ Jonathan N. Rubin
		Name:	Jonathan N. Rubin
		Title:	Executive Vice President and Chief Financial Officer